Exhibit 99.a.1

CERTIFICATE OF TRUST

OF

GOTTEX TRUST

This Certificate of Trust of Gottex Trust (the “Trust”), is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.          Name. The name of the trust formed hereby is Gottex Trust.

2.          Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.          Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.          Series. The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust’s Agreement and Declaration of Trust, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

5.           Effective Date. This Certificate of Trust shall be effective upon filing.

6.          Counterparts. This Certificate may be executed in any number of counterparts which taken together shall be deemed the original.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ William J. Landes
William J. Landes,
as Trustee and not individually